RSM McGladrey Network

HJ ASSOCIATES & CONSULTANTS, L.L.P.

50 West Broadway, Suite 600 • Salt Lake City, Utah 84101
Telephone (801) 328-4408 • Fax (801) 328-4461

CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Amendment No 1 to Form S-1 of Platinum Studios, Inc. of our report dated March 31, 2010, relating to our audit of the financial statements which appear in the Annual Report on Form 10-K of Platinum Studios, Inc. for the year ended December 31, 2009.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
April 30, 2010